                                                                   EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 3, 1995, by and between USA WASTE SERVICES, INC., an Oklahoma corporation (the "Company"), and GREGORY T. SANGALIS ("Employee").

                                R E C I T A L S:

         The Company recognizes that the efforts of its officers and key management employees have contributed and will continue to contribute to the growth and success of the Company.

         The Company believes that, in the Company's best interest, it is essential that its officers and key management employees, including the Employee, be retained and that the Company be in a position to rely on their ongoing dedication and commitment to render services to the Company.

         The Company wishes to take steps to assure that the Company will continue to have the Employee's services available to the Company by entering into an agreement with the Employee concerning his employment by the Company.

         In consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties agree with each other as follows:

1.       EMPLOYMENT

         A. The Company hereby employs the Employee and the Employee hereby accepts employment as the Vice President, General Counsel, and Corporate Secretary of the Company on the terms and conditions hereinafter set forth.
The Employee shall perform such duties, and have such powers, authority, functions and responsibilities for the Company and corporations affiliated with the company (commensurate with such employment capacity), and have such additional duties, powers, authority, functions and responsibilities as may be assigned to him by the Company's Board of Directors (or a committee thereof) or by the Chief Executive Officer which are not (except with the Employee's consent) inconsistent with or which interfere with or detract from those vested in or being performed by the Employee for the Company.

         B. The Employee shall not, during the term of his employment under this Agreement, be engaged in any other activities if such activities interfere materially with the Employee's current duties, authority and responsibilities for the Company, except for those other activities as shall hereafter be carried on with the Company's consent. The Employee shall be entitled to carry on those activities as have heretofore been carried on with the Company's consent including, without limitation, making and managing his personal investments provided such investments or other activities do not violate in any material respect the terms of Sections 6, 7 or 8 hereof.

2.       TERM

         A.      Subject only to the provision of either Section 3(D) or
Section 4 hereof, the term of the Employee's employment under this Agreement shall be for a continually renewing term of three (3) years without any further action by either the Company or the Employee, it being the intention of the parties that there shall be continuously a term of three (3) years duration of the Employee's Employment under this Agreement until an event has occurred as described in, or one of the parties shall have made an election pursuant to, the provisions of either Section 3(D) or Section 4 of this Agreement; provided, however, that if no such event has occurred or election has been made, such term shall terminate on the date the Employee becomes age 65.

3.       COMPENSATION

         For all services rendered by the Employee while on active status under this Agreement, the Company agrees to compensate the Employee for each compensation year (January 1 through December 31) during the term hereof, as follows:

         A. Base Salary. A base salary shall be payable to the Employee by the Company as a guaranteed annual amount under this Agreement equal initially to $175,000, for each compensation year (as the same may be adjusted as provided herein, the "Base Salary"), which shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less than semi-monthly). The Base Salary shall be subject to being increased (but not decreased or adjusted other than as provided in Section 4 of this Agreement) in the sole discretion of the Compensation Committee of the Board of Directors of the Company (or a similar Board committee composed solely of "outside" directors, hereinafter referred to as the "Compensation Committee") but only in such form and to such extent as the Compensation Committee may from time to time approve. The official action of the Compensation Committee increasing the Base Salary payable to the Employee shall modify the amount of Base Salary stated in this Section 3(A).

         B. Other Compensation. The Employee shall be entitled to participate in any incentive or supplemental compensation plan or arrangement instituted by the Company and covering its principal executive officers and to receive additional compensation from the Company in such form and to such extent, if any, as the Compensation Committee may in its sole discretion from time to time specify and determine with respect to the Company's principal executive officers generally; provided, however, in the event the Employee shall go on part-time status for any reason, the Employee shall nevertheless be entitled to be paid pro rata incentive or supplemental compensation for the fiscal year ending in the compensation year in which the Employee goes on part-time status, for the number of calendar months during such fiscal year that Employee shall have been on active status, at the same time, on the same basis and to the same extent as any of the Company's principal executive officers on active status are selected by the Compensation Committee to receive any incentive or supplemental compensation award for such fiscal year. The phrase "principal executive officer" as used in this Agreement shall mean the chief executive officer of the Company and other senior corporate officers of the Company who are from time to time designated as principal executive officers by the Compensation Committee. The Employee shall be entitled to participate in the Company's bonus compensation plan and shall be entitled to a bonus of up to 50% of his base salary upon achievement of predetermined goals and objectives mutually agreed upon by the Employee and the Company at the beginning of each year; provided, however, that the Compensation Committee of the Board of Directors reserves the right in its discretion to change the terms and conditions for payment of bonuses by the Company or to suspend, terminate, or limit the Company's bonus plan and may from time-to-time establish such terms and conditions for participation in the bonus plan as it shall deem appropriate and in the best interests of the Company. The Employee shall be paid the sum of $50,000 on commencement of his employment under this Agreement, which shall be offset against the amount of any bonus awarded to the Employee under the Company's bonus compensation plan with respect to fiscal 1995 (notwithstanding that such bonus may not be declared or awarded by the Company until 1996).

         C. Tax Indemnity. Should any of the payments of Base Salary, other incentive or supplemental compensation, benefits, allowances, awards, payments, reimbursements or other perquisites (including the payments provided for under this Section 3(C), singly, in any combination or in the aggregate, that are provided for hereunder to be paid to or for the benefit of the Employee (including, without limitation, the payment provided for in Section 3(D) hereof) or under any other plan, agreement or arrangement between the Employee and the Company, be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or other comparable federal, state or local tax laws, the Company shall pay to the Employee such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by the Employee as a result of the receipt of such additional compensation) to place the Employee in the same after tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or any interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within five (5) business days after the Employee notifies the Company that the Employee intends to file a tax return which takes the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Employee's tax counsel (such tax counsel to be chosen solely by the Employee) that it is more likely than not that such excise tax is due and payable. The costs of obtaining such tax counsel's opinion shall be borne by the Company, and as long as such tax counsel was chosen by the Employee in good faith, the conclusions reached in such opinion shall not be challenged or disputed by the Company. If the Employee intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Employee's tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier's check payable in such amount to the Employee within five (5) business days after the Employee notifies the Company of his intention to make such payment. Without limiting the obligation of the Company hereunder, the Employee agrees, in the event the Employee makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise tax; provided, however, that the Employee will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that the Employee reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of the Employee.

D.       (i)     Change of Control - Operation of Section 3(D).

                          (a) This Section 3(D) shall be effective, but not operative, immediately upon execution of this Agreement by the parties hereto and shall remain in effect so long as the Employee remains employed by the Company on active status and for twelve (12) months after the Employee goes on part-time status, but shall not be operative unless and until there has been a Change in Control, as defined in subsection (i)(b) hereof. Upon such a Change in Control, this Section 3(D) shall become operative immediately.

                          (b) "Change in Control" shall mean a change in control of the Company that shall be deemed to have occurred if and when, with or without the approval of the Board of Directors of the Company incumbent prior to the occurrence,

                                  (1)      more than 25% of the Company's
                          outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes the Employee; or

                                  (2)      as the result of a tender offer,
                          merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company;

                 provided, however, that neither (A) the acquisition by John G. Rangos, Sr. and the Rangos family of more than 25% of the Company's outstanding securities entitled to vote in the election of directors in connection with the business combination of the Company and Chambers Development Company, Inc., nor (B) a business combination involving the Company and another solid waste management company, which is approved by a 75% majority of the Board of Directors of the Company incumbent prior to the occurrence of such business combination, notwithstanding that a principal shareholder or shareholders of such other solid waste management company acquires more than 25% of the Company's outstanding securities entitled to vote in the election of directors in connection with such business combination, shall be deemed to be a "Change in Control."

                 (ii) Employee's Rights Upon Change of Control. If, while the Employee is employed on active status by the Company, or if within twelve (12) months after the Employee has been placed on part-time status pursuant to either Section 4(C)(i), (ii) or (iii) or Section 4(G), a Change in Control (as defined in subsection (b) of Section 3(D)(i)) occurs and one or more of the following events occurs:

                          (a) The assignment to the Employee of duties, responsibilities, or status inconsistent with his duties, responsibilities, and status prior to the Change in Control or a reduction or alteration in the nature or status of the Employee's duties and responsibilities from those in effect prior to the Change in Control;

                          (b) A reduction by the Company in the Employee's Base Salary (as in effect prior to the Change in Control);

                          (c) The failure by the Company to continue in effect the Company's insurance, disability, stock option plan, or any other employee benefit plans, policies, practices, or arrangements in which the Employee participates, or the failure of the Company to continue the Employee's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, as existed prior to the Change in Control;

                          (d) The failure of the Company to obtain a satisfactory agreement from the successor to the Company to assume and agree to perform this Agreement;

                          (e) Any purported termination by the Company of the Employee's employment other than pursuant to Section 4(A)(i) or 4(A)(ii); or

                          (f) the person who was Chief Executive Officer of the Company immediately before the transaction shall ceases to be the Chief Executive Offcier of the Company or the the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company, the Employee may, in his sole discretion, within three (3) months after the date of the Change of Control, give notice to the Chief Executive Officer of the Company that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). The right to give such Notice of Intention to elect to receive the payment provided for in subsection (iii) of this
Section 3(D) shall continue for three (3) months from the date of the Change of Control irrespective of any action by the Company pursuant to Section 4(A)(iii) or Section 4(G) within such three (3) month period. Within thirty (30) days after the Company's receipt of the Notice of Intention, the Company shall provide written notice to the Employee setting forth the Company's computation of the amount that would be payable pursuant to subsection (iii) of this
Section 3(D),
accompanied by the written opinion of the Company's independent certified public accountants confirming the Company's computation. If the Employee takes exception to the Company's computation of such amount, the Employee may (but shall not be prejudiced in his right to later contest the amount actually paid by failure to do so) give a further written notice to the Company setting forth in reasonable detail the Employee's exceptions to the Company's computation, accompanied by the written opinion of the Employee's tax advisor confirming the basis for such exceptions. Exercise by the Employee of his rights pursuant to this Section 3(D) shall only be made by giving further notice to the Chief Executive Officer of the Company (the "Notice of Exercise") within six (6) months from the date of the Notice of Intention.

                 (iii)    Payment upon Change of Control.

                          (a) If the Employee gives the Notice of Exercise described in subsection (ii) of this Section 3(D) to the Company, the Company shall pay the Employee a lump sum amount equal to three (3) times the Employee's base amount (as defined by Section 280(G) of the Code), less one dollar ($1.00). The Company shall, within five (5) business days after the date of the Notice of Exercise, deliver to the Employee its cashier's check in the amount payable pursuant to this subsection (iii)(a) of Section 3(D), and payment of such amount shall terminate the Employee's rights to receive any and all other payments, rights or benefits pursuant to Sections 3(A), 3(B), 4 and 5 of this Agreement, other than any payments, rights or benefits arising (x) pursuant to Section 3(C), subsection (iii) of Section 3(D), Section 3(E) or
                 Section 12 of this Agreement, or (y) from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of such payments, rights or benefits after the termination of the Employee's relationship with the Company.

                          (b) Such lump sum payment shall be in addition to and shall not be offset or reduced by (x) any other amounts that have accrued or have otherwise become payable to the Employee or his beneficiaries, but have not been paid by the Company at the time the Employee gives Notice of Exercise pursuant to this Section 3(D) including, but not limited to, salary, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits, or any other compensation or benefit payment that is part of any valid previous, current, or future contract, plan or agreement, written or oral, or (y) any indemnification payments that may be or become payable to the Employee pursuant to the provisions of the Company's Certificate of Incorporation, By-laws, or similar policy, plan, or agreement relating to the indemnification of directors or officers of the Company under certain circumstances.

                 E. Employee's Expenses. All costs and expenses (including reasonable legal, accounting and other advisory fees) incurred by the Employee to (w) defend the validity of this Agreement (x) contest any determinations by the Company concerning the amounts payable (or reimbursable) by the Company to the Employee under this Agreement, (y) determine in any tax year of the Employee the tax consequences to the Employee of any amounts payable (or reimbursable) under Section 3(C) or (D) hereof, or (z) prepare responses to an Internal Revenue Service audit of, and to otherwise defend, his personal income tax return for any year which is the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the Internal Revenue Service of the Company's income tax returns, are, upon written demand by the Employee, to be promptly advanced or reimbursed to the Employee or paid directly, on a current basis, by the Company or its successors.

4.       TERMINATION, PART-TIME STATUS, AND REVISED COMPENSATION, DEATH,
         DISABILITY

         A. Termination. The employment of the Employee under this Agreement, while the Employee is on active status, may be terminated at any time by the Company, acting through its Board of Directors (and not a committee thereof),

                 (i) only for cause in the event of (x) the Employee's final conviction of a felony crime involving moral turpitude, or (y) the Employee's deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to illness or accident) if he shall have either failed to remedy such alleged breach within forty-five (45) days from his receipt of written notice from the Chief Executive Officer the Company demanding that he remedy such alleged breach, or shall have failed to take reasonable steps in good faith to that end during such forty-five (45) day period and thereafter, provided that there shall have been delivered to the Employee a further notice after the end of such forty-five (45) day period asserting that the Board of Directors has determined that the Employee was guilty of conduct set forth in this clause (y), that the Employee has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail, and provided further that the Employee thereafter shall have received a certified copy of a resolution of the Board of Directors of the Company adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors at a meeting called and held for that purpose and at which the Employee was given an opportunity to be heard, finding that the Employee was guilty of conduct set forth in this clause (y), that the Employee has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail,

                 (ii) upon a determination that the Employee has engaged in willful fraud or defalcation involving material funds or other assets of the Company, or

                 (iii) for any reason in its sole discretion upon written notice to the Employee effective (subject to the provisions of Section 4(D) (iii) hereof) on the date that is three (3) years after the date on which such notice is received by the Employee.

         B. Termination Payment For Cause. In the event of termination of the Employee's employment under this Agreement by the Company under either
Section 4(A)(i) or (ii), the Employee shall only be entitled to receive the monthly installment of his Base Salary being paid at the time of such termination, and, if applicable, other compensation, due hereunder, computed on a pro rata basis, up to the effective date of such termination.

         C.      (i)      Part-time Status-Election by Company.  In the event
         the Company shall give Employee notice of termination of the Employee's employment under this Agreement pursuant to Section 4(A)(iii), the Employee shall, subject to the provisions of Section 4(D)(iii) and (vii), be placed on part-time employment status for a period of three (3) years after the date on which such notice is received by the Employee.

                 (ii) Termination - Election by Employee. Employee shall have the right at any time during his employment on active status, by giving written notice to the Chief Executive Officer of the Company, to terminate the Employee's employment under this Agreement effective ninety (90) days after the date on which such notice is given by the Employee. In the event the Employee shall make such election under this Section 4(C)(ii), the Employee shall, in addition to all other reimbursements, payments or other allowances required to be paid under this Agreement or under any other plan, agreement or policy which survives the termination of this Agreement, be entitled to be paid, in addition to the Base Salary payable during such ninety (90) day period after the giving of such notice, a lump sum payment payable by delivery of the Company's cashier's check within five (5) business days after the end of such ninety (90) day period, in an amount equal to three (3) monthly installments of the Base Salary (less required tax withholding) in effect pursuant to Section 3(A) hereof at the time the Employee makes such election under this Section 4(C)(ii). Thereupon, this Agreement shall terminate and Employee shall have no further rights under or be entitled to any other benefits of this Agreement, provided that the provisions of Sections 3(C) and (E), 6, 7, 8 and 12 shall survive such termination.

         D. Employee's Rights on Part-time Status. During the period that the Employee is on part-time status,

                 (i) The Company shall pay Employee a revised, guaranteed minimum annual Base Salary from the date the Employee goes on part-time status for a period of three (3) years in an amount equal to seventy-five percent (75%) of the average of the total annual direct compensation paid to the Employee by the Company (whether under this Agreement, a predecessor agreement or otherwise) for the two (2) highest of the three (3) compensation years immediately preceding the compensation year in which the notice specified in Section 4(A)(iii), or Section 4(G) of this Agreement is given. As used in this Agreement, the phrase "total annual direct compensation" shall mean the sum of the gross amount of Base Salary (as from time to time adjusted) paid to the Employee during a compensation year and all other forms of direct compensation for a compensation year (including, but not limited to, incentive or supplemental compensation awards made to the Employee for the fiscal year ending in each of such compensation year), whether or not paid to the Employee during a compensation year, (x) including any amounts paid by the Employee into any savings, deferred compensation or similar Company sponsored plan or arrangement, and (y) excluding any amounts that must be recognized as compensation in any such compensation year as a result of the Employee's exercise of a stock option or receipt of an award or unit of the Company's (or any successor's) stock;

                 (ii) The revised, guaranteed minimum annual Base Salary payable by the Company to the Employee pursuant to this Section 4(D) shall be increased (but not decreased) annually on the first anniversary of the date of the Employee's going on part-time status and each anniversary thereafter, on a compound basis, by the same percentage increase (if any) in the Consumer Price Index for All Urban Consumer's - All Items Index, for Dallas, Texas (or any substantially similar index published for the same area) as published by the U.S. Department of Labor, Bureau of Labor Statistics for the twelve (12) month period immediately preceding the first anniversary of the date of the Employee's going on part-time status and on each yearly anniversary thereafter;

                 (iii)    (1)     The Employee shall continue to participate
                 (at not less than his highest levels of participation or coverage during the last twelve (12) months the Employee was on active status) in all of the Company's pension, group life, medical, dental, accidental death or disability insurance, thrift, savings, deferred compensation, stock option, unit or award plans, vacation plans, automobile allowances and all other Company benefit plans, fringe benefits, allowances and accommodations of employment on active status that are afforded to the principal executive officers of the Company,

                          (2) With respect to any stock option, unit or award plan of the Company as referred to in this Section 4(D)(iii), the Employee's right to continue participation at and consistent with his highest levels of participation during the last twelve (12) months the Employee was on active status,
                 (x) is intended to include (but only to the extent consistent with the Company's treatment of its principal executive officers) the Employee receiving renewal and/or replacement grants of or awards for options or units on or with respect to the Company's common stock (for not less than the same number of shares or units, at the fair market value prevailing at the time, and otherwise on terms and conditions no more or less favorable than such grants or awards are made to the Company's principal executive officers who are then on active employment status) consistent with the Company's stock option plan as then existing, not more than thirty (30) days after the date any of the previous options or units are cancelled, vest or expire (or would have expired but for their exercise by the Employee), and (y) solely for the purposes of any stock options, units or awards outstanding at the time the Employee goes on part-time status or for any renewal or replacement grants or awards, the Employee's status as an "employee" or, thereafter, the Employee's status as an "affiliate" of the Company (or of any successor thereto) shall continue to the last date of expiration, cancellation, vesting or exercise, as the case may be, of any and all of such outstanding stock options, units or awards or renewal or replacement grants or awards, and

                          (3) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company's voting common stock is no longer publicly traded on a national securities exchange, or if the Company sells or disposes of substantially all its assets to another corporation, then any such renewal and/or replacement grants of or awards for options or units pursuant to subparagraph (x) of Section 4(D)(iii)(2) shall be made in or for the shares of such stock or other securities as the holders of shares of the Company's voting common stock received pursuant to the terms of the merger, consolidation or sale, and

                          (4) If any of the Company's pension; group life, medical, dental, accidental death, or disability insurance; deferred compensation; thrift, savings, stock option, unit or award plans; or any other Company benefit plans, fringe benefits, allowances or accommodations of employment that were available to the Employee at any time during the last twelve
                 (12) months the Employee was on active status shall not continue to be maintained by the Company (or by any successor thereto) or are otherwise not made available to the Employee, the Company (or any successor thereto) shall provide for or make available to the Employee substantially similar economic benefits (and tax benefits attendant thereto) through such alternative means and upon such terms as shall be reasonably satisfactory to the Employee, provided that nothing in this clause (4) shall obligate the Company to provide for or make any such substantially similar alternative benefits available to the Employee if the Company (or any successor thereto) does not have such benefits available either directly or indirectly (whether or not granted) for its principal executive officers.

                 (iv) The Employee shall otherwise be entitled to all other principal executive officer perquisites, allowances and benefits on the same terms and conditions as such are from time to time made available generally to the other principal executive officers of the Company (or any successor thereto) but in no event less than the highest level of the perquisites, allowances and benefits that were available to the Employee during the last twelve (12) months of his employment on active status;

                 (v) The Employee shall otherwise continue to receive all the rights and benefits of this Agreement including, without limitation, those rights and benefits (not inconsistent with this Section 4(D)) that are set forth in Sections 3(C), 3(E), 5, 9 and 12 hereof;

                 (vi) The Employee shall not be prevented from accepting other employment while on part-time status or engaging in (and devoting substantially all of his time to) other business activities that are not in conflict in any material respect with the limitations set forth in Section 6 hereof;

                 (vii) This Agreement and Employee's continuing employment on part-time status may be terminated at any time by the Company (x) pursuant to the provisions of Section 4(A)(ii), or (y) acting through its Board of Directors (and not a committee thereof) only if the Employee knowingly violates in any material respect the provisions of Sections 6, 7 and 8, respectively, as found by final judgment of a court of competent jurisdiction;

                 (viii) While on part-time status and except as otherwise required herein, the Employee shall not be required to perform any regular duties for the Company (except to provide such services consistent with the Employee's educational background, experience and prior positions with the Company, as may be acceptable to the Employee) or to seek or accept additional employment with any other person or firm (although the Employee shall be free to do so so long as accepting such additional employment or engaging in other business activity is not in conflict in any material respect with the limitations set forth in Section 6 of this Agreement). If the Employee, at his discretion, shall accept any such additional employment or engage in any such other business activity consistent in all material respects with Section 6 of this Agreement, there shall be no offset, reduction or effect upon any rights, benefits or payments to which the Employee is entitled pursuant to this Agreement. Furthermore, the Employee shall have no obligation to account for, remit, rebate or pay over to the Company any compensation or other amounts earned or derived in connection with such additional employment or business activity consistent in all material respects with Section 6 of this Agreement; and

                 (ix) The Employee shall, however, make himself generally available for special projects or to consult with the Company and its employees at such times and at such places as may be reasonably requested by the Company and which shall be reasonably satisfactory to the Employee and consistent with the Employee's regular duties and responsibilities in the course of his then new occupation or other employment, if any.

         E. After the termination of the Employee's employment on part-time status, the former Employee shall remain an "affiliate" of the Company for the period described in Section 4(D)(iii)(2) hereof and during such time shall continue to be available to consult with the Company and its employees at such time and at such places as may be reasonably convenient and acceptable to the former Employee and in such manner as may be consistent with the former Employee's educational background, experience and prior positions with the Company and with his regular duties and responsibilities in the course of his then new occupation or other employment, if any.

         F. Death. In the event of the Employee's death during the term of his employment hereunder, the Company shall pay to the Employee's surviving spouse or to the executor or administrator of the Employee's estate (if his spouse shall not survive him) an amount equal to the installments of his Base Salary then payable pursuant to Sections 3(A) or 4(D), as the case may be, for the month in which he dies, and for the greater of (i) the balance of the term remaining under this Agreement, or (ii) two (2) years.

         G. Disability. The Employee shall be covered by the Company's disability benefit plan as such plan may from time to time exist. The Company may eliminate or change the terms and conditions of said plan at its discretion with no liability to the Employee other than the liability, if any, under such plan which may have accrued up to the elimination or change of such plan. In the event because of physical or mental illness or personal injury while the Employee is on active status or part-time status, the Employee shall become permanently unable or disabled such that he is unable to perform, and in all reasonable medical likelihood, going to continue indefinitely to be unable to perform his normal duties in his regular manner, as determined by independent, competent medical authority.

                 (i) if such disability determination occurs while the Employee is on active status, the Company may elect (but shall not be obligated) to terminate the Employee's employment under this Agreement on a date which is not less than three (3) years after the date on which written notice of such termination is received by the Employee in which event the Employee shall be placed on part-time status, and the Company shall pay to the Employee the Base Salary payable pursuant to Section 4(D)(i) for a period not less than three (3) years thereafter; or

                 (ii) if such disability determination occurs while the Employee is on part-time status pursuant to Section 4(C)(i) or (ii), the Company shall continue to pay to the Employee the amount of his Base Salary then payable for the greater of (x) the balance of the period remaining under the term of this Agreement, or (y) two (2) years;

reduced, in any case however, by the amount of any payments made to such Employee under the coverage then afforded to the Employee by the Company's disability benefit plan in effect at the time such disability determination is made. The Employee shall, during such disability and until the effective date of the termination of this Agreement and of payments hereunder by the Company to the Employee, continue to enjoy all other applicable benefits of employment that would otherwise pertain to continued employment on part-time status pursuant to this Agreement.

         H. Return of Property. Upon termination of the Employee's employment under this Agreement, however brought about, the Employee (or his representatives) shall promptly deliver and return to the Company all the Company's property including, but not limited to, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above, and any Protected Information (as defined in Section 7) which is in the possession or under the control of the Employee except such property as may be necessary for the former Employee to continue his duties, if any, as an "affiliate" which the Company may expressly direct the former Employee to keep in his possession; and upon the termination of his status as an "affiliate", the former Employee shall promptly deliver and return all such property to the Company.

5.       OTHER EMPLOYEE RIGHTS

         A. The Employee shall be entitled to (i) participate in the Company's pension, group life, medical, dental, accidental death, or disability insurance, thrift, savings, deferred compensation, incentive compensation, stock option, unit or award plans, vacation plans, automobile allowances and all other Company benefit plans, fringe benefits, allowances and accommodations of employment (including, but only as approved from time to time by the Chief Executive Officer of the Company, club memberships and dues, business and professional societies, etc.), accommodations and allowances as are from time to time generally available or applicable to the Company's principal executive officers (but in no event less than are currently available to the Employee), and (ii) annual vacations in accordance with the vacation policy established by the Company for the Company's principal executive officers (but in no event less than currently available to the Employee) during which time his applicable compensation shall be paid in full.

         B. The Employee is authorized (to the same extent and in the same manner as the Company's other principal executive officers are authorized) to incur reasonable business expenses while on active or part-time status as an employee of the Company, including expenses for meals, entertainment, hotel and air travel, telephone, automobile, dues, club expenses, fees, and similar items (and shall be entitled to incur such reasonable business expenses, determined commensurate with the extent of his consultation hereunder, while an "affiliate" of the Company). The Company shall either pay directly or promptly reimburse the Employee for such expenses upon the presentment by the Employee from time to time of an itemized accounting (as reasonably required by the Company's policies) of such expenditures for which reimbursement is sought.

         C. The Employee shall, while on active status, be provided by the Company with office space, furnishings and facilities, reserved parking, secretarial and administrative assistance, supplies and equipment commensurate with the size and quality of that which is provided from time to time to the Company's principal executive officers.

         D. The Employee shall be granted options to purchase 100,000 shares of common stock, $.01 par value, of the Company under the Company's 1993 Stock Incentive Plan. The price, terms, and conditions of such options shall be in accordance with the provisions of the 1993 Stock Incentive Plan.

         E. The Company will reimburse the Employee for all direct commuting and moving costs incurred by the Employee in relocating to Dallas, Texas upon submission of an appropriately documented request for reimbursement in a form and manner consistent with the Company's expense reporting policy. Reimbursement can be claimed on a timeframe that suits the Employee's personal requirements (i.e., weekly, bi-weekly, or monthly). The Company will also reimburse the Employee for all direct real estate fees and transaction costs incurred by the Employee in disposing of the Employee's current residence and purchasing a new principal residence in Dallas, Texas. In addition, the Company will pay the Employee an amount equal to the Employee's individual U.S. federal income taxes associated with the Company's reimbursement of the Employee's relocation expenses.

6.       COVENANT NOT TO COMPETE

         A. The Employee recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Employee, therefore, agrees that at all times during the term of his employment hereunder and for a period of two (2) years after the termination of his employment hereunder, howsoever brought about, he will not, within 100 miles of

                   (i)    the principal place of business of the Company,

                  (ii) the principal place of business of any corporation or other entity owned, controlled by (or otherwise affiliated with) the Company by which he may also be employed or served by him a an officer or director, or

                 (iii) any other geographic location in which the Employee has specifically represented the interests of the Company or such other affiliated entity, in any of the businesses described in subsections (a) through (d) below during the twelve (12) months prior to the termination of this Agreement, as principal agent, partner, employee, consultant, distributor, dealer, contractor, broker or trustee or through the agency of any corporation, partnership, association or agent or agency, engage directly or indirectly, in any business of (a) rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid or other waste collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal, (b) engineering or design, construction, or operation of any plant, facility or other structure having as its primary purpose the mass burning of solid or liquid waste with or without any intended efforts to recover from such wastes, energy, steam, ash, fly ash or other constituents of the waste stream, regardless of whether such constituents have any value, (c) manufacturing, selling, leasing or distributing machinery, equipment or products used or produced in connection with the activities described in subsections (a) or (b) above, or (d) any other material business engaged in by the Company, and shall not be the owner of more than 1% of the outstanding capital stock of any corporation (other than the Company), or an officer, director or employee of any corporation (other than the Company or a corporation affiliated with the Company), or a member or employee of any partnership, or an owner, investor, lender, agent, consultant, distributor, dealer, contractor, broker or employee of any other business which conducts a business described in subsections (a), (b), (c) and (d) above, within the territory described above.

         B. The Employee agrees that during the term of his employment under this Agreement and for a period of two (2) years after the termination of the Employee's employment under this Agreement, he will not directly or indirectly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business that competes with any material business of the Company; (ii) canvass, solicit, or accept any similar business from any customer of the Company or corporations affiliated with the Company; (iii) request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail, or cancel such customer's business with the Company; (iv) disclose to any other person, firm, or corporation the names or addresses of any of the customers of the Company or corporations affiliated with the Company; or (v) individually or through any person, firm, association, or corporation with which he is now or may hereafter become associated, cause, solicit, entice, or induce any present or future employee of the Company or any corporation affiliated with the Company to leave the employ of the Company or such other corporation to accept employment with or compensation from the Employee or any such person, firm, association, or corporation without the prior written consent of the Company. The Employee further agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

         C. If the provisions of this Section 6 are violated, in whole or in part, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Employee from such violation without prejudice to any other remedies the Company may have at law or in equity. Further, in the event that the provisions of this Section 6 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable laws. The provisions of this Section 6 shall survive the termination of the Employee's employment or expiration or termination of this Agreement.

7.               CONFIDENTIAL INFORMATION - INTELLECTUAL PROPERTY

         A. The Employee recognizes and acknowledges that he has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (i) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information").

         B. The Employee agrees, therefore, that he will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

         C. In the event of a breach or threatened breach by the Employee of the provisions of this Section 7, the Employee agrees that Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of the Company posting any bond in connection therewith) restraining the Employee from using or disclosing, in whole or in part, such Protected Information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

         D. The Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Employee solely or jointly with another during the period of employment on active status or within one (1) years thereafter and which pertain primarily to the material business activities of the Company and the Employee hereby assigns and agrees to assign all his interests therein to the Company or to its nominee; whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements, and valuable discoveries, whether patentable or not, conceived, made or acquired by the Employee during the period of employment or within one(1) year thereafter, and shall be binding upon the Employee's assigns, executors, administrators and other legal representatives.

8.               EMPLOYEE CONDUCT

         A. The Employee represents and agrees with the Company that he will make no disbursement or other payment of any kind or character out of the compensation paid or expenses reimbursed to him pursuant hereto or with any other fund, which contravene, in any material respect, any policy of the Company or, in any material respect, any applicable statute or rule, regulation or order of any jurisdiction, foreign or domestic. The Employee further agrees to indemnify and save harmless the Company from any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Employee which contravene in any material respect any policy of the Company or any statute, rule, regulation or order of any jurisdiction, foreign or domestic, applicable to the Employee or the Company. The provisions of this Section 8 shall survive the dissolution or termination of the Employee's employment under this Agreement.

         B. The Employee acknowledges that he has been furnished with a current copy of the policy and procedures manual of the Company, that he has read and understands such policies and procedures set forth in such manual, that he understands such policies and procedures (and will read and become familiar with any revisions or supplements to this manual) are applicable to the Employee in the performance of his duties and job performance for the Company, and that he agrees to observe in all material respects the Company's policies and procedures in the conduct by the Employee of his employment duties for the Company.

         C. The Employee agrees to disclose honestly and fully all information and documentation in his possession concerning all transactions or events relating to or affecting the Company or any entity owned, controlled (or otherwise affiliated) by the Company, as and to the extent such information or documentation is requested by the Company or the authorized representatives thereof; provided that if the Employee indicates to the Company that the information or documentation requested is privileged, confidential or personally sensitive, appropriate steps will be taken to attempt to protect such privilege, confidentiality or privacy to the extent possible consistent with the ethical or legal obligations applicable to the Company, but neither such assertions by the Employee nor the undertakings attempted by the Company with respect thereto shall qualify the unconditional disclosure obligation of the Employee set forth above.

9.       GENERAL PROVISIONS

         A. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect
(i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this subsection (ii) shall not prohibit any modification allowed under Section 6 hereof), and (iii) if the effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by the Company and Employee in entering into this Agreement, the Company shall promptly negotiate and enter into an agreement with the Employee containing alternative provisions (reasonably acceptable to the Employee), that will restore to the Employee (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits the Employee would have enjoyed had any such provision of this Agreement been upheld as legal, valid and enforceable. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.

         B. The Employee acknowledges receipt of a copy of this Agreement (together with any attachments hereto), which has been executed in duplicate and agrees that, with respect to the subject matter hereof, it is the entire Agreement with the Company. Any other oral or any written representations, understandings or agreements with the Company or any of its officers or representatives covering the same subject matter which are in conflict with this Agreement are hereby merged into and superseded by the provisions of this Agreement.

         C. The Company shall have no right of set-off or counter-claim in respect of any debt or other obligation of the Employee to the Company against any payment or other obligation of the Company to the Employee provided for in this Agreement or pursuant to any other plan, agreement or policy.

         D. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Employee and by a person duly authorized by the Compensation Committee.

         E. No right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by the Employee; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable after his death and shall preclude his executor or administrator from assigning any right hereunder to the person or person entitled thereto.

         F. The headings of Sections and subsection hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         G.      (i)      Company consents with respect to any action, suit or
         other legal proceeding pertaining directly to this Agreement or to the interpretation of or enforcement of any of the Employee's rights hereunder, to service of process in the State of Texas and appoints CT Corporation System, 811 Dallas Avenue, Houston, Texas 77002 or such other agent within Houston, Texas as shall be designated by Company in a written notice to Employee, as its agent, in such state for such purpose. Company irrevocably (i) agrees that any such suit, action or legal proceeding may be brought in the courts of such state or the courts of the United States for such state, (ii) consents to the jurisdiction of each such court in any such suit, action or legal proceeding and (iii) waives any objection it may have to laying of venue of any such suit, action or legal proceeding in any of such courts.

                 (ii) This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas.

         H. This Agreement may not be assigned, partitioned, subdivided, pledged, or hypothecated in whole or in part without the express prior written consent of the Employee and

Company. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of the Company, or by any merger or consolidation wherein the Company is not the surviving corporation, or by any transfer of all or substantially all of the Company's assets on a consolidated basis. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or to the corporation to which such assets shall be transferred.

         I. If any amounts which are required or determined to be paid or payable or reimbursed or reimbursable to the Employee under this Agreement (or under any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest compounded daily at the annual percentage rate which is three percentage points (3%) above the interest rate which is announced by The First National Bank of Boston, Boston, Massachusetts, from time to time, as its Base Rate (or prime lending rate), from the date such amounts were required or determined to have been paid or payable or reimbursed or reimbursable to the Employee until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

         J. The Company agrees with the Employee that, except to the extent required by law, it will not make or publish, without the express prior written consent of the Employee, any written or oral statement concerning the terms of the Employee's employment relationship with the Company and will not, if the Employee goes on part-time status for any reason or severs his employment with the Company, make or publish any written or oral statement concerning the Employee including, without limitation, his work-related performance or the reasons or basis for the Employee going on part-time status or otherwise severing his employment relationship with the Company.

10.      TERMINATION OF PRIOR AGREEMENTS

         This Agreement shall terminate and supersede any and all prior written or oral agreements or understandings existing between the Company and the Employee with respect to employment or compensation, and the Company and the Employee hereby mutually release and discharge each other from any further obligation, liability or responsibility under any of the foregoing.

11.      NOTICES

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the U.S. mail, registered or certified, postage prepaid, and mailed to the respective addresses set forth herein.

12.      DISPUTES; PAYMENT OF ATTORNEYS' FEES

         If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Employee (and Employee shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing the Employee) the Employee's costs and reasonable attorney's fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by the Employee in connection with any such dispute or any litigation, (x) provided that the Employee shall repay any such amounts paid or advanced if the Employee is not the prevailing party with respect to any dispute or litigation arising under Sections 6, 7 or 8, or
(y) regardless of whether the Employee is the prevailing party in a dispute or in litigation involving any other provision of this Agreement, provided that the court in which such litigation is first initiated determines with respect to this obligation, upon application of either party hereto, the Employee did not initiate frivolously such litigation. Under no circumstances shall be Employee be obligated to pay or reimburse the Company for any attorneys' fees, costs of expenses incurred by the Company. The provisions of this Section 12 shall survive the expiration or termination of this Agreement and of the Employee's employment hereunder.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Agreement as of the day and year indicated above.



                                            ____________________________________
                                                     (Employee's Signature)

                                            Employee's Permanent Address:
                                            1206 Kingsley Court
                                            Ambler, PA 19002


                                            USA WASTE SERVICES, INC.


                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            5000 Quorum Drive, Suite 300
                                            Dallas, Texas 75240